Item 77Q1(b) SunAmerica Senior Floating Rate
Fund, Inc.

    Effective immediately, on page 3 of the
Prospectus, the following sentence is hereby added to the end of the second paragraph under the heading PRINCIPAL INVESTMENT
STRATEGY AND TECHNIQUES OF THE
FUND :
 The Fund may invest in foreign securities, including up to 10% of its total assets in non-U.S. dollar denominated Loans and high yield fixed income securities and up to 25% of its total assets in U.S. dollar denominated Loans issued by non-U.S.
companies.
    On page 4 of the Prospectus, the following is hereby added as a risk factor under the heading
 PRINCIPAL RISKS OF INVESTING IN THE
FUND :
 Foreign Securities Risk. By investing
internationally, the value of your investment may be affected by fluctuating currency values, changing local and regional economic, political and social conditions, and greater market volatility. In addition, foreign securities may not be as liquid as domestic securities.
    On page 18 of the Prospectus, under the
heading More Information About the Fund, in the subsection What are the Fund s principal investment techniques , the following is hereby added after the second sentence:
 The Fund may invest in foreign securities, including up to 10% of its total assets in non-U.S. dollar denominated Loans and high yield fixed income securities and up to 25% of its total assets in U.S. dollar denominated Loans issued by non-U.S.
companies.
On page 18 of the Prospectus, under the heading
 More Information About the Fund, in the subsection What are the Fund s other significant
(non-principal) investments , the bullet Foreign securities is hereby deleted.
    On page 18 of the Prospectus, under the
heading More Information About the Fund, in the subsection What other types of securities may the Fund normally invest in as part of efficient portfolio management and which may produce some income , the following are hereby added:




Credit default swaps




Currency transactions
    On page 18 of the Prospectus, under the
heading More Information About the Fund, in the subsection What risks may affect the Fund , the following types of principal risks are hereby added:




Foreign exposure
    On page 18 of the Prospectus, under the
heading  More Information About the Fund,  in
the subsection  What risks may affect the
Fund ,   Foreign exposure  is hereby deleted as a
non-principal risk and the following types of non-principal risks are hereby added:




Counterparty risk




Credit default swap risk




Derivatives risk




Hedging

    On page 19 of the Prospectus, under the
heading  More Information About the Fund,  in
the subsection  Glossary   Investment and Other
Terminology,  the following is hereby added:
 Credit default swaps are agreements
between two parties: a buyer of credit
protection and a seller of credit protection.
The buyer in a credit default swap
agreement is obligated to pay the seller a
periodic stream of payments over the term
of the swap agreement. If no default or other
designated credit event occurs, the seller of
credit protection will have received a fixed
rate of income throughout the term of the
swap agreement. If a default or designated
credit event does occur, the seller of credit
protection must pay the buyer of credit
protection the full value of the reference
obligation. As the seller of credit protection,
the Fund would effectively add leverage
because, in addition to its net assets, the
Fund would be subject to investment
exposure on the par (or other agreed-upon)
value it had undertaken to pay. Credit
default swaps may be structured based on an
index or the debt of a basket of issuers,
rather than a single issuer, and may be
customized with respect to the default event
that triggers purchase or other factors (for
example, a particular number of defaults
within a basket, or defaults by a particular
combination of issuers within the basket,
may trigger a payment obligation).
    On page 20 of the Prospectus, under the
heading  More Information About the Fund,  in
the subsection  Glossary   Risk Terminology,
the following are hereby added:
 Counterparty risk: Counterparty risk is
the risk that a counterparty to a security, loan or derivative held by the Fund becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties. The
Fund may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding, and there may be no recovery or limited recovery in such circumstances.
 Credit default swap risk: Credit default swaps increase credit risk when the Fund is the seller and increase counterparty risk when the Fund is the buyer. Credit default swap transactions in which the Fund is the seller may require the Fund to liquidate securities when it may not be advantageous to do so in order to satisfy its obligations or to meet segregation requirements. The absence of a central exchange or market for swap transactions has led, in some instances, to difficulties in trading and valuation, especially in the event of market disruptions. Recent legislation will require most swaps to be executed through a centralized exchange or regulated facility and be cleared through a regulated clearinghouse. The swap market could be disrupted or limited as a result of this legislation, which could adversely affect the Fund. Moreover, the establishment of a centralized exchange or market for swap transactions may not result in swaps being easier to trade or value.
 Derivatives risk: Derivatives are subject to general risks relating to heightened sensitivity to market volatility, interest rate fluctuations, illiquidity and creditworthiness of the counterparty to the derivatives transactions.
 Hedging: Hedging is a strategy in which
the Adviser or Wellington Management
uses a derivative security to reduce certain risk characteristics of an underlying security or portfolio of securities. While hedging strategies can be very useful and inexpensive ways of reducing risk, they are sometimes ineffective due to unexpected changes in the market. Moreover, while hedging can reduce or eliminate losses, it can also reduce or eliminate gains. The
Fund is not required to engage in hedging.
    Capitalized terms used herein but not defined shall have the meanings assigned to them in the Prospectus.
    Effective immediately, on page 3 of the SAI, under the heading INVESTMENT OBJECTIVE
AND POLICIES, the following sentence is hereby added to the end of the second paragraph:
 The Fund may invest in foreign securities, including up to 10% of its total assets in non-U.S. dollar denominated Loans and high yield fixed income securities and up to 25% of its total assets in U.S. dollar denominated Loans issued by non-U.S.
companies.
    On page 6 of the SAI, under the heading
 INVESTMENT OBJECTIVE AND POLICIES,
the paragraph captioned Foreign Investments is hereby deleted in its entirety and replaced with the following:
 The Fund may invest in foreign securities, including up to 10% of its total assets in non-U.S. dollar denominated Loans and high yield fixed income securities and up to 25% of its total assets in U.S. dollar denominated Loans issued by non-U.S.
Borrowers. U.S. dollar denominated Loans issued by non-U.S. Borrowers must be located in a country: (a)(i) whose unguaranteed, unsecured and otherwise unsupported long-term sovereign debt obligations are rated A-3 or better by Moody s and A- or better by S&P, or
(ii) with significant U.S. dollar-based
revenues or significant U.S.-based
operations; and (b) that does not impose withholding taxes on payment of principal, interest, fees, or other payments to be made by the Borrower. Loans purchased by the Fund that are made to non-U.S. Borrowers must also meet the credit standards established by Wellington Management for
U.S. Borrowers. There may be greater risk in valuing and monitoring the value of collateral underlying Loans to non-U.S.
Borrowers. The Fund will not invest in
unsecured loans of non-U.S. Borrowers. For purposes of determining whether a company is a foreign security (or issued by a non-
U.S. Borrower), the Fund generally looks to the country of incorporation of the issuer.
However, the Fund s portfolio manager may determine that certain companies organized outside the United States may not be deemed to be foreign issuers or non-U.S.
Borrowers if the issuer s or non-U.S.
Borrower s economic fortunes and risks are primarily linked with U.S. markets.
    Investments in foreign securities offer
potential benefits not available from
investments solely in securities of domestic issuers by offering the opportunity to invest in foreign issuers that appear to offer growth potential, or in foreign countries with economic policies or business cycles different from those of the U.S., or to reduce fluctuations in portfolio value by taking advantage of foreign stock markets that do not move in a manner parallel to U.S.
markets.
    Investments in foreign securities,
including securities of emerging market
countries, present special additional
investment risks and considerations not
typically associated with investments in domestic securities, including reduction of income by foreign taxes; fluctuation in value of foreign portfolio investments due to changes in currency rates and control regulations (i.e., currency blockage);
transaction charges for currency exchange;
lack of public information about foreign issuers; lack of uniform accounting, auditing and financial reporting standards comparable to those applicable to domestic issuers; less volume on foreign exchanges than on U.S. exchanges; greater volatility and less liquidity on foreign markets than in the U.S.; less regulation of foreign issuers, stock exchanges and brokers than the U.S.;
greater difficulties in commencing lawsuits;
higher brokerage commission rates and
custodian fees than the U.S.; increased
possibilities in some countries of
expropriation, confiscatory taxation,
political, financial or social instability or adverse diplomatic developments; the imposition of foreign taxes on investment income derived from such countries and differences (which may be favorable or unfavorable) between the U.S. economy and foreign economies. Emerging market countries are deemed to be those countries included within the MSCI Emerging
Markets Index. Historical experience
indicates that the markets of emerging
market countries have been more volatile than more developed markets; however, such markets can provide higher rates of return to investors. The Fund may invest in securities issued by companies located in countries not considered to be major industrialized nations. Such countries are subject to more economic, political and business risk than major industrialized nations, and the securities issued by those companies may be more volatile, less liquid and more uncertain as to payment of dividends, interest and principal.
    The performance of investments in
securities denominated in a foreign currency
( non-dollar securities ) will depend on, among other things, the strength of the foreign currency against the dollar and the interest rate environment in the country issuing the foreign currency. Absent other events that could otherwise affect the value of non-dollar securities (such as a change in the political climate or an issuer s credit quality), appreciation in the value of the foreign currency generally can be expected to increase the value of the Fund s non-dollar securities in terms of U.S. dollars. A rise in foreign interest rates or decline in the value of foreign currencies relative to the U.S. dollar generally can be expected to depress the value of the Fund s non-dollar securities. Currencies are evaluated on the basis of fundamental economic criteria (e.g., relative inflation levels and trends, growth rate forecasts, balance of payments status and economic policies) as well as technical and political data. Because the Fund may invest in securities that are primarily listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares, the value of the Fund s shares may change on days when a shareholder will not be able to purchase or redeem shares.
    Additionally, foreign markets,
especially emerging markets, may have
different clearance and settlement
procedures, and in certain markets there have been times when settlements have been unable to keep pace with the volume of securities transactions, making it difficult to conduct such transactions. Delays in settlement could result in temporary periods when a portion of the assets of the Fund is uninvested and no return is earned thereon. The inability of the Fund to make intended security purchases due to settlement could cause the Fund to miss attractive investment opportunities. The inability to dispose of Fund securities due to settlement problems could result in losses to the Fund due to subsequent declines in values of the portfolio securities or, if the Fund has entered into a contract to sell the security, possible liability to the purchaser.
    On page 7 of the SAI, under the heading
 INVESTMENT OBJECTIVE AND POLICIES,
the following is hereby added immediately after the paragraph captioned Repurchase Agreements :
 Credit Default Swaps
    The Fund may invest in credit default
swaps. A credit default swap is an
agreement between two parties: a buyer of credit protection and a seller of credit protection. The buyer in a credit default swap agreement is obligated to pay the seller a periodic stream of payments over the term of the swap agreement. If no default or other designated credit event occurs, the seller of credit protection will have received a fixed rate of income throughout the term of the swap agreement.
If a default or designated credit event does occur, the seller of credit protection must pay the buyer of credit protection the full value of the reference obligation. As the seller of credit protection, the Fund would effectively add leverage to its portfolio because, in addition to its total net assets, the Fund would be subject to investment exposure on the notional amount of the swap. Credit default swaps may be structured based on an index or the debt of a basket of issuers, rather than a single issuer, and may be customized with respect to the default event that triggers purchase or other factors (for example, a particular number of defaults within a basket, or defaults by a particular combination of issuers within the basket, may trigger a payment obligation).
The Fund s investment exposure to credit default swaps (based on the gross notional exposure) will be limited to 10% of the value of the Fund s net assets. Additionally, the Fund s investment exposure to credit default swaps on corporate issues (based on gross notional exposure) will be limited to 2.5% of the value of the Fund s net assets and 1.0% in any one issuer, determined at the time the investment is made.
    Credit default swaps increase credit
risk when the Fund is the seller and increase counterparty risk when the Fund is the buyer. Credit default swap transactions in which the Fund is the seller may require the Fund to liquidate securities when it may not be advantageous to do so in order to satisfy its obligations or to meet segregation requirements. The absence of a central exchange or market for swap transactions has led, in some instances, to difficulties in trading and valuation, especially in the event of market disruptions. Recent legislation will require most swaps to be executed through a centralized exchange or regulated facility and be cleared through a regulated clearinghouse. The swap market could be disrupted or limited as a result of this legislation, which could adversely affect the Fund. Moreover, the establishment of a centralized exchange or market for swap transactions may not result in swaps being easier to trade or value.
    If the Fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation, other deliverable obligations or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.
If the Fund is a buyer of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the referenced obligation, other deliverable obligations or underlying securities comprising the referenced index or
(ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index. Recovery values are assumed by market makers considering either industry standard recovery rates or entity specific factors and considerations until a credit event occurs. If a credit event has occurred, the recovery value is determined by a facilitated auction whereby a minimum number of allowable broker bids, together with a specified valuation method, are used to calculate the settlement value.
    Credit default swap agreements on
corporate issues involve one party making a stream of payments to another party in exchange for the right to receive a specified return in the event of a default or other credit event. If a credit event occurs and cash settlement is not elected, a variety of other deliverable obligations may be delivered in lieu of the specific referenced obligation. The ability to deliver other obligations may result in a cheapest-to-deliver option (the buyer of protection s right to choose the deliverable obligation with the lowest value following a credit event). The Fund may use credit default swaps on corporate issues to provide a measure of protection against defaults of the issuers (i.e., to reduce risk where the Fund owns or has exposure to the referenced obligation) or to take an active long or short position with respect to the likelihood of a particular issuer s default.
    Credit default swap agreements on
credit indices (CDXs) involve one party
making a stream of payments to another
party in exchange for the right to receive a specified return in the event of a write-down, principal shortfall, interest shortfall or default of all or part of the referenced entities comprising the credit index. A credit index is a list of a basket of credit instruments or exposures designed to be representative of some part of the credit market as a whole. These indices are made up of reference credits that are judged by a poll of dealers to be the most liquid entities in the credit default swap market based on the sector of the index. Components of the indices may include, but are not limited to, investment grade securities, high yield securities, asset-backed securities, emerging markets, and/or various credit ratings within each sector. Credit indices are traded using credit default swaps with standardized terms including a fixed spread and standard maturity dates. An index credit default swap references all the names in the index, and if there is a default, the credit event is settled based on that name s weight in the index.
The composition of the indices changes
periodically, usually every six months, and for most indices, each name has an equal weight in the index. The Fund may use credit default swaps on credit indices to hedge a portfolio of credit default swaps or bonds with a credit default swap on indices which is less expensive than it would be to buy many credit default swaps to achieve a similar effect. Credit default swaps on indices are benchmarks for protecting investors owning bonds against default, and traders use them to speculate on changes in credit quality.
    Implied credit spreads, represented in
absolute terms, utilized in determining the market value of credit default swap agreements on corporate issues as of period end are disclosed in the footnotes to the Schedules of Investments (in the Annual
Report) and serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for the credit derivative. The implied credit spread of a particular referenced entity reflects the cost of buying /selling protection and may include upfront payments required to be made to enter into the agreement. For credit default swap agreements on credit indices, the quoted market prices and resulting values serve as the indicator of the current status of the payment/performance risk. Wider credit spreads and increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the referenced entity s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.
    The maximum potential amount of
future payments (undiscounted) that the
Fund as a seller of protection could be
required to make under a credit default swap agreement would be an amount equal to the notional amount of the agreement. These potential amounts would be partially offset by any recovery values of the respective referenced obligations, upfront payments received upon entering into the agreement, or net amounts received from the settlement of buy protection credit default swap agreements entered into by the Fund for the same referenced entity or entities.
On page 8 of the SAI, under the heading
 INVESTMENT OBJECTIVE AND POLICIES,
the following paragraphs are hereby added immediately after the subsection captioned Fixed
Income Securities :
 Forward Contracts on Foreign Currencies
    For hedging purposes as a temporary
defensive maneuver, the Fund may use
forward contracts on foreign currencies
( Forward Contracts ). A Forward Contract on foreign currencies involves bilateral obligations of one party to purchase, and another party to sell, a specific currency at a future date (which may be any fixed number of days from the date of the contract agreed upon by the parties), at a price set at the time the contract is entered into. These contracts are traded in the interbank market conducted directly between currency traders
(usually large commercial banks) and their customers. No price is paid or received upon the purchase or sale of a Forward Contract on foreign currencies. The Fund does not intend to utilize Forward Contracts on foreign currencies other than for bona fide hedging purposes.
    The Fund may use Forward Contracts
on foreign currencies to protect against uncertainty in the level of future exchange rates. The use of Forward Contracts on foreign currencies does not eliminate fluctuations in the prices of the underlying securities the Fund owns or intends to acquire, but it does fix a rate of exchange in advance. In addition, although Forward
Contracts on foreign currencies limit the risk of loss due to a decline in the value of the hedged currencies, at the same time they limit any potential gain that might result should the value of the currencies increase.
    The Fund may enter into Forward
Contracts on foreign currencies with respect to specific transactions. For example, when the Fund enters into a contract for the purchase or sale of a security denominated in or exposed to a foreign currency, or when the Fund anticipates receipt of dividend payments in a foreign currency, the Fund may desire to lock-in the U.S. dollar price of the security or the U.S. dollar equivalent of such payment by entering into a Forward
Contract on foreign currencies, for a fixed amount of U.S. dollars per unit of foreign currency, for the purchase or sale of the amount of foreign currency involved in the underlying transaction. The Fund will thereby be able to protect itself against a possible loss resulting from an adverse change in the relationship between the currency exchange rates during the period between the date on which the security is purchased or sold, or on which the payment is declared and the date on which such payments are made or received.
    The Fund may also use Forward
Contracts on foreign currencies to lock in the U.S. dollar value of portfolio positions
( position hedge ). In a position hedge, for example, when the Fund believes that foreign currency may suffer a substantial decline against the U.S. dollar, it may enter into a Forward Contract on foreign currencies to sell an amount of that foreign currency approximating the value of some or all of the portfolio securities denominated in such foreign currency, or when the Fund believes that the U.S. dollar may suffer a substantial decline against a foreign currency, it may enter into a Forward
Contract on foreign currencies to buy that foreign currency for a fixed dollar amount.
In this situation the Fund may, in the
alternative, enter into a Forward Contract on foreign currencies to sell a different foreign currency for a fixed U.S. dollar amount where the Fund believes that the U.S. dollar value of the currency to be sold pursuant to the Forward Contract will fall whenever there is a decline in the U.S. dollar value of the currency in which portfolio securities of the Fund are denominated ( cross-hedged ).
The Fund may also hedge investments
denominated in a foreign currency by
entering into forward currency contracts with respect to a foreign currency that is expected to correlate to the currency in which the investments are denominated
( proxy hedging ).
    The Fund will cover outstanding
forward currency contracts by maintaining liquid portfolio securities denominated in the currency underlying the Forward
Contract or the currency being hedged. To the extent that the Fund is not able to cover its forward currency positions with underlying portfolio securities, the Fund will segregate cash or liquid securities having a value equal to the aggregate amount of the Fund s commitments under Forward Contracts on foreign currencies entered into with respect to position hedges and cross-hedges. If the value of the segregated securities declines, additional cash or securities will be segregated on a daily basis so that the value of the segregated assets will equal the amount of the Fund s commitments with respect to such contracts. As an alternative to segregating assets, the Fund may purchase a call option permitting the Fund to purchase the amount of foreign currency being hedged by a forward sale contract at a price no higher than the Forward Contract on foreign currencies price or the Fund may purchase a put option permitting the Fund to sell the amount of foreign currency subject to a forward purchase contract at a price as high or higher than the Forward Contract on foreign currencies price. Unanticipated changes in currency prices may result in poorer overall performance for the Fund than if it had not entered into such contracts.
    The precise matching of the Forward
Contract on foreign currencies amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of these securities between the date the Forward Contract on foreign currencies is entered into and the date it is sold. Accordingly, it may be necessary for the Fund to purchase additional foreign currency on the spot (i.e., cash) on the spot market (and bear the expense of such purchase), if the market value of the security is less than the amount of foreign currency the Fund is obligated to deliver and if a decision is made to sell the security and make delivery of the foreign currency. Conversely, it may be necessary to sell on the spot market some of the foreign currency received upon the sale of the portfolio security if its market value exceeds the amount of foreign currency the Fund is obligated to deliver. The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain. Forward Contracts on foreign currencies involve the risk that anticipated currency movements will not be accurately predicted, causing the Fund to sustain losses on these contracts and transactions costs.
    Currency transactions are also subject
to risks different from those of other
portfolio transactions. Because currency control is of great importance to the issuing governments and influences economic planning and policy, purchases and sales of currency and related instruments can be adversely affected by government exchange controls, limitations or restrictions on repatriation of currency, and manipulations or exchange restrictions imposed by governments. These forms of governmental actions can result in losses to the Fund if it is unable to deliver or receive currency or monies in settlement of obligations and could also cause hedges it has entered into to be rendered useless, resulting in full currency exposure as well as incurring transaction costs. Buyers and sellers of currency futures contracts are subject to the same risks that apply to the use of futures contracts generally. Further, settlement of a currency futures contract for the purchase of most currencies must occur at a bank based in the issuing nation. Trading options on currency futures contracts is relatively new, and the ability to establish and close out positions on these options is subject to the maintenance of a liquid market that may not always be available. Currency exchange rates may fluctuate based on factors extrinsic to that country s economy.
    At or before the maturity of a Forward
Contract on foreign currencies requiring the Fund to sell a currency, the Fund may either sell a portfolio security and use the sale proceeds to make delivery of the currency or retain the security and offset its contractual obligation to deliver the currency by purchasing a second contract pursuant to which the Fund will obtain, on the same maturity date, the same amount of the currency that it is obligated to deliver.
Similarly, the Fund may close out a
Forward Contract on foreign currencies,
requiring it to purchase a specified currency by entering into a second contract entitling it to sell the same amount of the same currency on the maturity date of the first contract. The Fund would realize a gain or loss as a result of entering into such an offsetting Forward Contract on foreign currencies under either circumstance to the extent the exchange rate or rates between the currencies involved moved between the execution dates of the first contract and offsetting contract.
    The cost to the Fund of engaging in
Forward Contracts on foreign currencies
varies with factors such as the currencies involved, the length of the contract period and the market conditions then prevailing.
Because Forward Contracts on foreign
currencies are usually entered into on a principal basis, no fees or commissions are involved. Because such contracts are not traded on an exchange, the Fund must evaluate the credit and performance risk of each particular counterparty under a
Forward Contract on foreign currencies.
    Although the Fund values its assets
daily in terms of U.S. dollars, it does not intend to convert its holdings of foreign currencies into U.S. dollars on a daily basis.
The Fund may convert foreign currency
from time to time, and investors should be aware of the costs of currency conversion.
Foreign exchange dealers do not charge a fee for conversion, but they do seek to realize a profit based on the difference between the prices at which they buy and sell various currencies. Thus, a dealer may offer to sell a foreign currency to the Fund at one rate, while offering a lesser rate of exchange should the Fund desire to resell that currency to the dealer.
Convertible Securities
    The Fund may invest up to 5% of its
total assets in convertible securities,
including convertible bonds and contingent convertible securities. A convertible security is a bond, debenture, note, preferred stock or other security that may be converted into or exchanged for a prescribed amount of common stock or other equity security of the same or a different issuer within a particular period of time at a specified price or formula. A convertible security entitles the holder to receive interest paid or accrued on debt or the dividend paid on preferred stock until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to nonconvertible income securities in that they ordinarily provide a stable stream of income with generally higher yields than those of common stocks of the same or similar issuers, but lower yields than comparable nonconvertible securities.
The value of a convertible security is
influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors also may have an effect on the convertible security s investment value. Convertible securities rank senior to common stock in a corporation s capital structure but are usually subordinated to comparable nonconvertible securities. Convertible securities may be subject to redemption at the option of the issuer at a price established in the convertible security s governing instrument.
    Holders of convertible securities
generally have a claim on the assets of the issuer prior to the common stockholders but may be subordinated to other debt securities of the same issuer. A convertible security may be subject to redemption at the option of the issuer at a price established in a charter provision, indenture or other governing instrument pursuant to which the convertible security was issued. If a convertible security held by the Fund is called for redemption, the Fund will be required to redeem the security, convert it into the underlying common stock or sell it to a third party.
    Certain preferred and debt securities
may include loss absorption characteristics that make the securities more equity like. This is particularly true in the financial services sector. While loss absorption language is relatively rare in the preferred and debt markets today, it may become more prevalent. One preferred or debt structure with loss absorption characteristics is the Contingent Convertible Security
(sometimes referred to as a CoCo ). These securities provide for mandatory conversion into common stock of the issuer under certain circumstances. The mandatory conversion might be automatically triggered for instance, if a company fails to meet the capital minimum described in the security, the company s regulator makes a determination that the security should convert, or the company receives specified levels of extraordinary public support. Since the common stock of the issuer may not pay a dividend, investors in these instruments could experience a reduced income rate, potentially to zero; and conversion would deepen the subordination of the investor, hence worsening standing in a bankruptcy. In addition, some such instruments have a set stock conversion rate that would cause an automatic write-down of capital if the price of the stock is below the conversion price on the conversion date. In another version of a security with loss absorption characteristics, the liquidation value of the security may be adjusted downward to below the original par value under certain circumstances similar to those which would trigger a CoCo. The write down of the par value would occur automatically and would not entitle the holders to seek bankruptcy of the company.
    Capitalized terms used herein but not
defined shall have the meanings assigned to them in the SAI.